Exhibit 99.02

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

Bank lenders delay collateral requirements for NRG Energy
Sales of NRG assets proceeding on schedule

MINNEAPOLIS, Aug. 20, 2002 — NRG Energy, Inc., today announced it had obtained approval from lenders to extend until Sept. 13, 2002, the deadline by which it must post collateral ranging in value from $1.1 billion to $1.3 billion for certain agreements.

“This is a significant development in our ongoing efforts to strengthen the finances of NRG and to assure financial markets of our integrity and credibility,” said Dick Kelly, NRG president and chief operating officer. “This extension gives NRG the time it needs to continue to execute its plan, market certain NRG assets and develop a more permanent arrangement with our lenders.”

“The collateral waivers provide breathing room to enable us to continue the process of strengthening NRG,” Kelly said.

NRG sought the extensions in anticipation of cash that is to be generated as part of a financial improvement program for NRG that was announced in July. That program includes reducing capital expenditures by $1 billion, and selling certain NRG operations overseas and in the United States to raise an expected $1.4 billion. The asset sales are proceeding on target, with the bulk of sales expected to be completed by year-end 2002. “We are encouraged by both the number and size of the bids,” Kelly said. “We are finalizing several asset sales agreements, which we will announce shortly.”

NRG Energy, a wholly owned subsidiary of Xcel Energy, develops and operates power generating facilities. NRG’s operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

This release may include forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,”

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“objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the realization of expectations regarding the NRG financial improvement plan and the other risk factors listed from time to time by NRG in reports filed with the Securities and Exchange Commission including NRG Energy’s report on Form 10-K for year 2001.

CONTACT:
Xcel Energy Inc., Minneapolis
Investor Relations:
R J Kolkmann, 612/215-4559
P A Johnson, 612/215-4535

News media inquiries:
Xcel Energy media relations, 612/215-5300
Xcel Energy Internet Address:
http://www.xcelenergy.com

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